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                                                                Exhibit 23.3



                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-23611) and related Prospectus of Pacific Gulf Properties Inc. dated November 17, 1997 for the registration of $250,000,000 of common stock, preferred stock, debt securities and warrants and in the related Prospectus Supplement dated December 18, 1997 for the registration of 874,317 shares of the Company's common stock. We also consent to the incorporation by reference therein of our reports: (a) dated February 13, 1997, with respect to the consolidated and combined financial statements and schedule of Pacific Gulf Properties Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 1996 filed with the Securities and Exchange Commission and (b) dated December 10, 1997, with respect to the combined statement of revenues and certain expenses of the California Commerce Parks Portfolio for the year ended December 31, 1996, included in the Company's Current Report on Form 8-K dated December 18, 1997 filed with the Securities and Exchange Commission.



                                                        /s/ ERNST & YOUNG LLP




Newport Beach, California
December 23, 1997